Exhibit 99.1

Radian Reports Third Quarter 2011 Financial Results

– Diluted net income per share of $1.37 includes significant impact of fair value gains –

– Mortgage Insurance Segment reports pre-tax loss of $78.2 million –

– New mortgage insurance written grows to $4.1 billion in the quarter –

– Risk-to-capital ratio of 21.4:1; approximately $600 million of available holding company liquidity –

PHILADELPHIA--(BUSINESS WIRE)--November 1, 2011--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2011, of $183.6 million, or $1.37 per diluted share, which included combined net gains from the change in fair value of derivatives and other financial instruments of $206.6 million. This compares to net income of $112.2 million, or $0.84 per diluted share, for the prior-year quarter, which included combined net gains from the change in fair value of derivatives and other financial instruments of $234.7 million. Book value per share at September 30, 2011, was $9.67.

“Our top priorities at Radian are to grow our mortgage insurance business and to effectively manage our legacy risk,” said Chief Executive Officer S.A. Ibrahim. “We are encouraged by our ability to significantly increase Radian’s volume of profitable new business while maintaining our sharp focus on loss mitigation.”

Ibrahim added, “We will continue to leverage our competitive strength, customer relationships and financial flexibility to best manage through this prolonged uncertainty.”

THIRD QUARTER HIGHLIGHTS

  Net income for the third quarter of $183.6 million was driven by the pre-tax gain recognized on derivatives and other financial instruments of $206.6 million. This unrealized gain resulted mainly from a widening of Radian’s credit spread that significantly reduced the fair value of the company’s derivative liabilities.
  The mortgage insurance provision for losses was $276.6 million in the third quarter, compared to $270.0 million in the second quarter of 2011 and $347.8 million in the prior-year period. Mortgage insurance loss reserves were approximately $3.2 billion as of September 30, 2011, a decrease from $3.3 billion in the second quarter of 2011, and $3.5 billion a year ago. First-lien reserves were $25,346 per primary default as of September 30, 2011, compared to $25,334 as of June 30, 2011, and $22,780 a year ago.
  The total number of primary delinquent loans decreased slightly from the second quarter of 2011, which was the seventh consecutive quarterly decline in delinquent loans.
  The risk-to-capital ratio for Radian Guaranty Inc., the company’s primary mortgage insurance subsidiary, was 21.4:1 at September 30, 2011, compared to a ratio of 19.8:1 at June 30, 2011, and 17.2:1 at September 30, 2010.
  New mortgage insurance written (NIW) increased to $4.1 billion in the third quarter, compared to $2.3 billion in the second quarter of 2011 and $3.2 billion a year ago, and continued to consist of loans with excellent risk characteristics. The company anticipates NIW for the fourth quarter of 2011 of more than $5 billion.
  Total mortgage insurance claims paid were $329.9 million for the third quarter, compared to $512.6 million ($459.0 million excluding termination impact) in the second quarter of 2011, and $494.2 million a year ago. The company expects mortgage insurance claims paid of approximately $400 million in the fourth quarter of 2011 and approximately $1.6 billion for the full-year 2011. For 2012, Radian expects mortgage insurance claims paid of approximately $1.3 billion.
  Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with cash infusions over time.
--	Excluding gains and losses on derivatives and other financial instruments, the financial guaranty segment was again profitable on an operating basis in the third quarter of 2011.
--	As of September 30, 2011, Radian Asset had approximately $1.0 billion in statutory surplus and an additional $1.1 billion in claims-paying resources.
--	Net par outstanding for Radian Asset was $71.9 billion as of September 30, 2011, compared to $74.7 billion as of June 30, 2011, and $79.9 billion as of September 30, 2010.
--	Radian Asset is expected to pay an ordinary dividend of approximately $50 million to Radian Guaranty in 2012.

CONFERENCE CALL

Radian will discuss each of these items in its conference call today, Tuesday, November 1, 2011, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800-288-8960 inside the U.S., or 612-332-0107 for international callers, using passcode 221288 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800-475-6701 inside the U.S., or 320-365-3844 for international callers, passcode 221288.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Financial Results and Supplemental Information Contents (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Income
Exhibit B:	Condensed Consolidated Balance Sheets
Exhibit C:	Segment Information Quarter Ended September 30, 2011
Exhibit D:	Segment Information Quarter Ended September 30, 2010
Exhibit E:	Segment Information Nine Months Ended September 30, 2011
Exhibit F:	Segment Information Nine Months Ended September 30, 2010
Exhibit G:	Financial Guaranty Supplemental Information
Exhibit H:	Financial Guaranty Supplemental Information
Exhibit I:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit J:	Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force
Exhibit K:	Mortgage Insurance Supplemental Information
Risk in Force by LTV and Policy Year and Other Risk in Force
Exhibit L:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve Per Default
Exhibit M:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit N:	Mortgage Insurance Supplemental Information
Net Premiums Written and Earned, Captives and Persistency
Exhibit O:	Mortgage Insurance Supplemental Information
Modified Pool

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Exhibit A
	Quarter Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
(In thousands, except per-share data)

Revenues:
Net premiums written - insurance	$178,287	$174,807	$513,814	$490,209

Net premiums earned - insurance	$179,655	$203,937	$571,612	$605,651
Net investment income	38,763	46,554	124,826	140,531
Net gains on investments	81,640	94,258	163,311	209,468
Net impairment losses recognized in earnings	(20)	(34)	(31)	(90)
Change in fair value of derivative instruments	126,008	229,783	558,626	(372,777)
Net gains (losses) on other financial instruments	80,602	4,882	160,900	(159,882)
Gain on sale of affiliate	-	-	-	34,815
Other income	1,404	1,951	4,048	5,654
Total revenues	508,052	581,331	1,583,292	463,370

Expenses:
Provision for losses	249,598	344,389	940,537	1,323,435
Change in reserve for premium deficiency	(1,942)	8,628	(6,427)	43
Policy acquisition costs	11,449	11,054	39,967	42,719
Other operating expenses	45,240	43,052	137,413	143,273
Interest expense	14,094	9,502	47,197	28,551
Total expenses	318,439	416,625	1,158,687	1,538,021

Equity in net income of affiliates	-	-	65	14,668

Pretax income (loss)	189,613	164,706	424,670	(1,059,983)
Income tax provision (benefit)	6,045	52,521	981	(386,733)

Net income (loss)	$183,568	$112,185	$423,689	$(673,250)

Diluted net income (loss) per share (1)	$1.37	$0.84	$3.16	$(6.20)

(1) Weighted average shares outstanding (In thousands)

Weighted average common shares outstanding	132,364	132,324	132,366	108,608
Increase in weighted average shares-common stock equivalents-diluted basis	1,149	1,196	1,501	-
Weighted average shares outstanding	133,513	133,520	133,867	108,608

For Trend Information, refer to our Quarterly Financial Statistics on Radian's (RDN) website.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit B

	September 30	December 31	September 30
(In thousands, except per-share data)	2011	2010	2010

Assets:
Cash and investments	$5,936,586	$6,680,630	$6,438,904
Deferred policy acquisition costs	138,962	148,326	146,475
Deferred income taxes, net	19,244	27,531	728,230
Reinsurance recoverables	166,483	244,894	586,370
Derivative assets	20,315	26,212	26,995
Receivable for securities sold	504,584	160	134,539
Other assets	460,111	493,134	490,084

Total assets	$7,246,285	$7,620,887	$8,551,597

Liabilities and stockholders' equity:
Unearned premiums	$628,400	$686,364	$707,265
Reserve for losses and loss adjustment expenses	3,260,556	3,596,735	3,592,973
Reserve for premium deficiency	4,309	10,736	25,399
Long-term debt	814,901	964,788	664,901
VIE debt	273,379	520,114	496,293
Derivative liabilities	188,921	723,579	530,688
Payable for securities purchased	532,451	9,112	282,477
Other liabilities	254,932	249,679	319,981

Total liabilities	5,957,849	6,761,107	6,619,977

Common stock	151	150	150
Additional paid-in capital	1,074,201	1,071,080	1,004,079
Retained earnings (deficit)	218,095	(204,926)	928,025
Accumulated other comprehensive loss	(4,011)	(6,524)	(634)

Total common stockholders' equity	1,288,436	859,780	1,931,620

Total liabilities and stockholders' equity	$7,246,285	$7,620,887	$8,551,597

Book value per share	$9.67	$6.46	$14.53

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended September 30, 2011
Exhibit C

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$178,215	$72	$178,287

Net premiums earned - insurance	$163,436	$16,219	$179,655
Net investment income	21,642	17,121	38,763
Net gains on investments	53,263	28,377	81,640
Net impairment losses recognized in earnings	(20)	-	(20)
Change in fair value of derivative instruments	200	125,808	126,008
Net gains on other financial instruments	2,486	78,116	80,602
Other income	1,357	47	1,404
Total revenues	242,364	265,688	508,052

Expenses:
Provision for losses	276,599	(27,001)	249,598
Change in reserve for premium deficiency	(1,942)	-	(1,942)
Policy acquisition costs	7,834	3,615	11,449
Other operating expenses	36,082	9,158	45,240
Interest expense	2,015	12,079	14,094
Total expenses	320,588	(2,149)	318,439

Equity in net income of affiliates	-	-	-

Pretax income (loss)	(78,224)	267,837	189,613

Income tax provision (benefit)	(36,033)	42,078	6,045

Net income (loss)	$(42,191)	$225,759	$183,568

Cash and investments	$3,176,860	$2,759,726	$5,936,586
Deferred policy acquisition costs	47,863	91,099	138,962
Total assets	3,731,978	3,514,307	7,246,285
Unearned premiums	206,477	421,923	628,400
Reserve for losses and loss adjustment expenses	3,214,854	45,702	3,260,556
VIE debt	31,164	242,215	273,379
Derivative liabilities	-	188,921	188,921

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended September 30, 2010
Exhibit D

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$174,419	$388	$174,807

Net premiums earned - insurance	$181,731	$22,206	$203,937
Net investment income	26,658	19,896	46,554
Net gains on investments	62,326	31,932	94,258
Net impairment losses recognized in earnings	(34)	-	(34)
Change in fair value of derivative instruments	6,772	223,011	229,783
Net gains (losses) on other financial instruments	(6,591)	11,473	4,882
Gain on sale of affiliate	-	-	-
Other income	1,870	81	1,951
Total revenues	272,732	308,599	581,331

Expenses:
Provision for losses	347,800	(3,411)	344,389
Change in reserve for premium deficiency	8,628	-	8,628
Policy acquisition costs	6,444	4,610	11,054
Other operating expenses	31,690	11,362	43,052
Interest expense	3,251	6,251	9,502
Total expenses	397,813	18,812	416,625

Pretax income (loss)	(125,081)	289,787	164,706

Income tax provision (benefit)	(50,090)	102,611	52,521

Net income (loss)	$(74,991)	$187,176	$112,185

Cash and investments	$3,722,189	$2,716,715	$6,438,904
Deferred policy acquisition costs	37,144	109,331	146,475
Total assets	5,293,768	3,257,829	8,551,597
Unearned premiums	199,764	507,501	707,265
Reserve for losses and loss adjustment expenses	3,504,181	88,792	3,592,973
VIE debt	156,811	339,482	496,293
Derivative liabilities	178	530,510	530,688

Radian Group Inc. and Subsidiaries
Segment Information
Nine Months Ended September 30, 2011
Exhibit E

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$523,255	$(9,441)	$513,814

Net premiums earned - insurance	$513,895	$57,717	$571,612
Net investment income	73,328	51,498	124,826
Net gains on investments	98,450	64,861	163,311
Net impairment losses recognized in earnings	(31)	-	(31)
Change in fair value of derivative instruments	64	558,562	558,626
Net gains on other financial instruments	4,321	156,579	160,900
Other income	3,881	167	4,048
Total revenues	693,908	889,384	1,583,292

Expenses:
Provision for losses	960,564	(20,027)	940,537
Change in reserve for premium deficiency	(6,427)	-	(6,427)
Policy acquisition costs	26,651	13,316	39,967
Other operating expenses	104,132	33,281	137,413
Interest expense	11,950	35,247	47,197
Total expenses	1,096,870	61,817	1,158,687

Equity in net income of affiliates	-	65	65

Pretax income (loss)	(402,962)	827,632	424,670

Income tax provision (benefit)	(27,158)	28,139	981

Net income (loss)	$(375,804)	$799,493	$423,689

Radian Group Inc. and Subsidiaries
Segment Information
Nine Months Ended September 30, 2010
Exhibit F

	Mortgage	Financial	Financial
(In thousands)	Insurance	Guaranty	Services	Total
Revenues:
Net premiums written - insurance	$499,360	$(9,151)	$-	$490,209

Net premiums earned - insurance	$539,062	66,589	$-	$605,651
Net investment income	81,561	58,970	-	140,531
Net gains on investments	125,548	83,920	-	209,468
Net impairment losses recognized in earnings	(90)	-	-	(90)
Change in fair value of derivative instruments	5,739	(378,516)	-	(372,777)
Net losses on other financial instruments	(44,764)	(115,118)	-	(159,882)
Gain on sale of affiliate	-	-	34,815	34,815
Other income	5,292	299	63	5,654
Total revenues	712,348	(283,856)	34,878	463,370

Expenses:
Provision for losses	1,304,513	18,922	-	1,323,435
Change in reserve for premium deficiency	43	-	-	43
Policy acquisition costs	29,061	13,658	-	42,719
Other operating expenses	103,562	39,511	200	143,273
Interest expense	6,920	21,631	-	28,551
Total expenses	1,444,099	93,722	200	1,538,021

Equity in net income of affiliates	-	78	14,590	14,668

Pretax (loss) income	(731,751)	(377,500)	49,268	(1,059,983)

Income tax (benefit) provision	(267,700)	(136,278)	17,245	(386,733)

Net (loss) income	$(464,051)	$(241,222)	$32,023	$(673,250)

Radian Group Inc.
Financial Guaranty Supplemental Information
Exhibit G
	Quarter Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2011	2010	2011	2010

Net Premiums Earned:
Public finance direct	$9,708	$12,603	$29,124	$40,836
Public finance reinsurance	5,238	7,826	21,304	20,935
Structured direct	399	895	1,781	2,055
Structured reinsurance	875	882	2,639	2,729
Trade credit reinsurance	(1)	-	40	51
Net Premiums Earned - insurance	16,219	22,206	54,888	66,606
Impact of commutations	-	-	2,829	(17)
Total Net Premiums Earned - insurance	$16,219	$22,206	$57,717	$66,589

Refundings included in earned premium	$4,597	$8,602	$18,728	$28,340

Net premiums earned - derivatives (1)	$10,343	$11,335	$31,699	$35,172

Claims paid:
Trade credit reinsurance	$82	$(6)	$343	$1,078
Financial Guaranty	2,257	32,298	5,692	57,496
Total	$2,339	$32,292	$6,035	$58,574

(1) Included in change in fair value of derivative instruments.

Radian Group Inc.
Financial Guaranty Supplemental Information
Exhibit H

($ in thousands, except ratios)	September 30	December 31	September 30
	2011	2010	2010
Statutory Information:

Capital and surplus	$1,038,290	$1,049,664	$1,056,140
Contingency reserve	431,715	392,589	374,944
Qualified statutory capital	1,470,005	1,442,253	1,431,084

Unearned premium reserve	469,956	517,516	534,356
Loss and loss expense reserve	13,026	70,129	76,936
Total statutory policyholders' reserves	1,952,987	2,029,898	2,042,376

Present value of installment premiums	162,766	202,386	217,341
Soft capital facilities	-	-	150,000
Total statutory claims paying resources	$2,115,753	$2,232,284	$2,409,717

Net debt service outstanding	$91,717,192	$101,168,759	$100,702,721

Capital leverage ratio (1)	62	70	70
Claims paying leverage ratio (2)	43	45	42

Net par outstanding by product:
Public finance direct	$14,530,364	$15,727,252	$16,312,594
Public finance reinsurance	19,789,862	21,907,290	22,030,001
Structured direct	35,939,194	39,315,801	39,680,382
Structured reinsurance	1,630,317	1,805,295	1,854,456
Total (3)	$71,889,737	$78,755,638	$79,877,433

(1) The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(2) The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(3) Included in public finance net par outstanding is $1.6 billion, $1.9 billion and $1.8 billion at September 30, 2011, December 31, 2010 and September 30, 2010, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.

Radian Group Inc.
Mortgage Insurance Supplemental Information
Exhibit I

	Quarter Ended				Nine Months Ended
($ in millions)	September 30				September 30
	2011	%	2010	%	2011	%	2010	%

Primary new insurance written
Prime	$4,104	99.9%	$3,225	100.0%	$8,967	99.9%	$7,774	100.0%
A minus and below	3	0.1%	1	-	6	0.1%	3	-
Total Flow	$4,107	100.0%	$3,226	100.0%	$8,973	100.0%	$7,777	100.0%

Total primary new insurance written by FICO score
>=740	$3,164	77.0%	$2,621	81.2%	$7,091	79.0%	$6,182	79.5%
680-739	892	21.7%	605	18.8%	1,828	20.4%	1,592	20.5%
620-679	51	1.3%	-	-	54	0.6%	3	-
Total Flow	$4,107	100.0%	$3,226	100.0%	$8,973	100.0%	$7,777	100.0%

Percentage of primary new insurance written
Refinances	28%		44%		34%		34%
LTV
95.01% and above	2.2%		0.2%		1.7%		0.3%
90.01% to 95.00%	38.0%		29.6%		35.3%		29.4%
ARMs
Less than 5 years	0.1%		0.1%		0.1%		0.1%
5 years and longer	6.0%		5.3%		5.9%		5.8%

Radian Group Inc.
Mortgage Insurance Supplemental Information
Exhibit J

($ in millions)	September 30		September 30
	2011	%	2010	%
Primary insurance in force
Flow	$111,493	89.5%	$116,971	88.9%
Structured	13,143	10.5%	14,587	11.1%
Total Primary	$124,636	100.0%	$131,558	100.0%

Prime	$104,185	83.6%	$107,469	81.7%
Alt-A	12,775	10.2%	15,204	11.6%
A minus and below	7,676	6.2%	8,885	6.7%
Total Primary	$124,636	100.0%	$131,558	100.0%

Primary risk in force
Flow
Prime	$23,813	86.7%	$24,413	84.8%
Alt-A	2,275	8.3%	2,743	9.5%
A minus and below	1,385	5.0%	1,634	5.7%
Total Flow	$27,473	100.0%	$28,790	100.0%

Structured
Prime	$1,651	58.4%	$1,865	58.7%
Alt-A	641	22.7%	727	22.9%
A minus and below	533	18.9%	587	18.4%
Total Structured	$2,825	100.0%	$3,179	100.0%

Total
Prime	$25,464	84.1%	$26,278	82.2%
Alt-A	2,916	9.6%	3,470	10.9%
A minus and below	1,918	6.3%	2,221	6.9%
Total Primary	$30,298	100.0%	$31,969	100.0%

Total primary risk in force by FICO score
Flow
>=740	$11,566	42.1%	$10,865	37.7%
680-739	9,213	33.5%	10,109	35.1%
620-679	5,671	20.7%	6,620	23.0%
<=619	1,023	3.7%	1,196	4.2%
Total Flow	$27,473	100.0%	$28,790	100.0%

Structured
>=740	$752	26.6%	$869	27.3%
680-739	822	29.1%	927	29.2%
620-679	756	26.8%	840	26.4%
<=619	495	17.5%	543	17.1%
Total Structured	$2,825	100.0%	$3,179	100.0%

Total
>=740	$12,318	40.7%	$11,734	36.7%
680-739	10,035	33.1%	11,036	34.6%
620-679	6,427	21.2%	7,460	23.3%
<=619	1,518	5.0%	1,739	5.4%
Total Primary	$30,298	100.0%	$31,969	100.0%

Percentage of primary risk in force
Refinances	31%		31%
LTV
95.01% and above	18%		20%
90.01% to 95.00%	34%		33%
ARMs
Less than 5 years	5%		6%
5 years and longer	7%		8%

Pool risk in force
Prime	$1,652	76.6%	$1,848	74.2%
Alt-A	126	5.9%	170	6.8%
A minus and below	378	17.5%	472	19.0%
Total	$2,156	100.0%	$2,490	100.0%

Radian Group Inc.
Mortgage Insurance Supplemental Information
Exhibit K

($ in millions)	September 30		September 30
	2011	%	2010	%
Total primary risk in force by LTV
85.00% and below	$2,731	9.0%	$2,831	8.9%
85.01% to 90.00%	11,717	38.7%	12,239	38.3%
90.01% to 95.00%	10,390	34.3%	10,619	33.2%
95.01% and above	5,460	18.0%	6,280	19.6%
Total	$30,298	100.0%	$31,969	100.0%

Total primary risk in force by policy year
2005 and prior	$7,207	23.8%	$8,539	26.6%
2006	3,276	10.8%	3,852	12.0%
2007	7,175	23.7%	8,395	26.3%
2008	5,376	17.7%	6,189	19.4%
2009	2,812	9.3%	3,249	10.2%
2010	2,354	7.8%	1,745	5.5%
2011	2,098	6.9%	-	-
Total	$30,298	100.0%	$31,969	100.0%

Total pool risk in force by policy year
2005 and prior	$1,877	87.1%	$2,053	82.4%
2006	113	5.2%	191	7.7%
2007	134	6.2%	198	8.0%
2008	32	1.5%	48	1.9%
Total pool risk in force	$2,156	100.0%	$2,490	100.0%

Other risk in force
Second-lien
1st loss	$107		$133
2nd loss	31		71
NIMs	38		157
International
1st loss-Hong Kong primary mortgage insurance	72		153
Credit default swaps	-		121
Total other risk in force	$248		$635

Risk to capital ratio-Radian Guaranty only	21.4:1	(1)	17.2:1

(1) Preliminary

Radian Group Inc.
Mortgage Insurance Supplemental Information
For the Quarter and Nine Months Ended and as of September 30, 2011
Exhibit L
	Quarter Ended		Nine Months Ended
($ in thousands)	September 30		September 30
	2011	2010	2011	2010
Net claims paid
Prime	$180,523	$175,809	$644,738	$465,816
Alt-A	57,244	80,371	220,514	226,432
A minus and below	37,015	44,456	134,394	129,485
Total primary claims paid	274,782	300,636	999,646	821,733
Pool	52,771	46,313	145,470	116,785
Second-lien and other	2,342	4,513	8,961	16,986
Subtotal	329,895	351,462	1,154,077	955,504
Impact of first-lien terminations	-	142,750	38,198	223,099
Impact of captive terminations	-	(22)	(1,166)	(649)
Impact of second-lien terminations	-	-	16,550	10,834
Total net claims paid	$329,895	$494,190	$1,207,659	$1,188,788

Average net claim paid (1)
Prime	$51.3	$41.5	$49.6	$43.6
Alt-A	61.8	54.3	61.1	56.7
A minus and below	43.1	35.0	40.1	37.0
Total average net primary claim paid	51.8	43.0	50.1	45.2
Pool	79.8	77.3	77.1	72.6
Second-lien and other	25.7	43.0	28.0	35.9
Total average net claim paid	$54.4	$45.7	$52.1	$47.1

Average direct primary claim paid (2) (3)	$55.8	$51.8	$55.1	$52.9
Average total direct claim paid (2) (3)	$57.9	$53.7	$56.5	$54.0

Loss ratio - GAAP Basis	169.2%	191.4%	186.9%	242.0%
Expense ratio - GAAP Basis	26.9%	21.0%	25.4%	24.6%
	196.1%	212.4%	212.3%	266.6%

Reserve for losses by category
Prime	$1,655,992	$1,394,997
Alt-A	622,568	615,279
A minus and below	368,034	391,945
Reinsurance recoverable (4)	160,233	559,562
Total primary reserves	2,806,827	2,961,783
Pool insurance	397,919	523,833
Total 1st lien reserves	3,204,746	3,485,616
Second-lien	10,074	18,468
Other	34	97
Total reserves	$3,214,854	$3,504,181

1st lien reserve per default (5)
Primary reserve per primary default	$25,346	$22,780
Pool reserve per pool default (6)	15,325	16,456
Total 1st lien reserve per default	23,443	21,536

(1)	Calculated net of reinsurance recoveries.
(2)	Calculated without giving effect to the impact of terminations of captive reinsurance transactions and first- and second-lien transactions.
(3)	Before reinsurance recoveries.
(4)	Represents ceded losses on captive transactions and Smart Home.
(5)	Calculated as total reserves divided by total defaults.
(6)

If calculated before giving effect to deductibles and stop losses in pool transactions, the pool reserve per default at September 30, 2011 and September 30, 2010 would be $26,513 and $26,627 respectively.

Radian Group Inc.
Mortgage Insurance Supplemental Information
Exhibit M
	September 30	December 31	September 30
	2011	2010	2010
Default Statistics
Primary insurance:

Flow
Prime
Number of insured loans	563,226	584,213	592,120
Number of loans in default	64,426	71,196	73,523
Percentage of loans in default	11.44%	12.19%	12.42%

Alt-A
Number of insured loans	45,818	51,765	54,089
Number of loans in default	14,832	17,934	19,116
Percentage of loans in default	32.37%	34.65%	35.34%

A minus and below
Number of insured loans	42,246	47,044	48,929
Number of loans in default	13,749	16,401	17,248
Percentage of loans in default	32.55%	34.86%	35.25%

Total Flow
Number of insured loans	651,290	683,022	695,138
Number of loans in default	93,007	105,531	109,887
Percentage of loans in default	14.28%	15.45%	15.81%

Structured
Prime
Number of insured loans	42,249	42,131	43,856
Number of loans in default	6,229	6,735	6,627
Percentage of loans in default	14.74%	15.99%	15.11%

Alt-A
Number of insured loans	18,990	20,234	20,879
Number of loans in default	5,745	6,635	6,905
Percentage of loans in default	30.25%	32.79%	33.07%

A minus and below
Number of insured loans	15,807	16,716	17,146
Number of loans in default	5,759	6,569	6,630
Percentage of loans in default	36.43%	39.30%	38.67%

Total Structured
Number of insured loans	77,046	79,081	81,881
Number of loans in default	17,733	19,939	20,162
Percentage of loans in default	23.02%	25.21%	24.62%

Total Primary Insurance
Prime
Number of insured loans	605,475	626,344	635,976
Number of loans in default	70,655	77,931	80,150
Percentage of loans in default	11.67%	12.44%	12.60%

Alt-A
Number of insured loans	64,808	71,999	74,968
Number of loans in default	20,577	24,569	26,021
Percentage of loans in default	31.75%	34.12%	34.71%

A minus and below
Number of insured loans	58,053	63,760	66,075
Number of loans in default	19,508	22,970	23,878
Percentage of loans in default	33.60%	36.03%	36.14%

Total Primary Insurance
Number of insured loans	728,336	762,103	777,019
Number of loans in default	110,740	125,470	130,049
Percentage of loans in default	15.20%	16.46%	16.74%

Pool insurance:
Number of loans in default	25,966	32,456	31,832

Radian Group Inc.
Mortgage Insurance Supplemental Information
For the Quarter and Nine Months Ended and as of September 30, 2011
Exhibit N
	Quarter Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Net Premiums Written (In thousands)
Primary and Pool Insurance	$177,642	$173,805	$521,455	$498,468
Second-lien (1)	565	609	1,777	888
International	8	5	23	4
Total Net Premiums Written - Insurance	$178,215	$174,419	$523,255	$499,360

Net Premiums Earned (In thousands)
Primary and Pool Insurance	$161,779	$178,554	$507,636	$529,288
Second-lien	565	610	1,777	1,855
International	1,092	2,567	4,482	7,919
Total Net Premiums Earned - Insurance	$163,436	$181,731	$513,895	$539,062

Net premiums earned - derivatives (In thousands) (2)	$-	$137	$-	$416

1st Lien Captives
Premiums ceded to captives (In thousands)	$7,068	$24,392	$21,921	$74,550
% of total premiums	4.1%	11.9%	4.1%	12.2%
NIW subject to captives (In thousands)	$-	$-	$-	$129
% of primary NIW	-	-	-	<1%
IIF included in captives (3)	9.5%	28.9%
RIF included in captives (3)	9.3%	30.0%

Persistency (twelve months ended September 30)	85.0%	78.9%

(1)	Reflects the impact of second-lien terminations.
(2)	Included in change in fair value of derivative instruments.
(3)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.

Radian Group Inc.
Mortgage Insurance Supplemental Information
Modified Pool (1)
Exhibit O

($ in millions)	September 30		September 30
	2011	%	2010	%
Modified pool risk in force by policy year
2005 and prior	$197	71.1%	$190	63.8%
2006	32	11.6%	43	14.4%
2007	41	14.8%	58	19.5%
2008	7	2.5%	7	2.3%
Total	$277	100.0%	$298	100.0%

Modified pool risk in force by product
Prime	$82	29.6%	$75	25.2%
Alt-A	177	63.9%	205	68.8%
A minus and below	18	6.5%	18	6.0%
Total	$277	100.0%	$298	100.0%

Modified pool insurance in force by product
Prime	$964	31.2%	$696	22.1%
Alt-A	1,973	64.0%	2,310	73.3%
A minus and below	147	4.8%	147	4.6%
Total	$3,084	100.0%	$3,153	100.0%

Reserve for losses - modified pool (in thousands)	$67,601		$89,336

Default Statistics:

Modified pool:
Total modified pool
Number of insured loans		18,034		15,988
Number of loans in default		3,595		4,081
Percentage of loans in default		19.93%		25.53%

(1) Included in primary insurance amounts.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including:

  Losses in our mortgage insurance business have reduced Radian Guaranty’s statutory surplus and increased Radian Guaranty’s risk-to-capital ratio; additional losses in our mortgage insurance portfolio or financial guaranty portfolio without a corresponding increase in capital or decrease in risk could further negatively impact these ratios, which could limit Radian Guaranty’s ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.

  We and our insurance subsidiaries are subject to comprehensive, detailed regulation, principally designed for the protection of our insured policyholders rather than for the benefit of investors, by the insurance departments in the various states where our insurance subsidiaries are licensed to transact business. Insurance laws vary from state to state, but generally grant broad supervisory powers to state agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including the power to revoke or restrict an insurance company’s ability to write new business.

  The GSEs and state insurance regulators impose various capital requirements as well as capital and risk-based measurements on our insurance subsidiaries. These include risk-to-capital ratios, risk-based capital measures and surplus requirements that limit the amount of insurance that each of our insurance subsidiaries may write. Failure to maintain adequate levels of capital could lead to intervention by the various insurance regulatory authorities, which could materially and adversely affect our business, business prospects and financial condition.

Under state insurance regulations, mortgage insurers are required to maintain minimum surplus levels and, in certain states, a minimum amount of statutory capital relative to the level of risk in force, or “risk-to-capital.” Sixteen states (the risk-based capital or “RBC States”) currently have a statutory or regulatory risk-based capital requirement (a “Statutory RBC Requirement”), the most common of which (imposed by 11 of the RBC States) is a requirement that a mortgage insurer’s risk-to-capital ratio may not exceed 25 to 1. Radian Guaranty’s domiciliary state, Pennsylvania, is not one of the RBC States. In the first nine months of 2011, the RBC States accounted for approximately 53.5% of Radian Guaranty’s total primary new insurance written. If Radian Guaranty is not in compliance with the applicable Statutory RBC Requirement in any RBC State, it would be prohibited from writing new business in that state until it is back in compliance or it receives a waiver of the requirement from the applicable state insurance regulator, as discussed in more detail below. In those states that do not have a Statutory RBC Requirement, it is not clear what actions the applicable state regulators would take if a mortgage insurer fails to meet the Statutory RBC Requirement established by another state. Accordingly, if Radian Guaranty fails to meet the Statutory RBC Requirement in one or more states, it could be required to suspend writing business in some or all of the states in which it does business. In addition, the GSEs and our mortgage lending customers may decide not to conduct new business with Radian Guaranty (or reduce current business levels) or impose restrictions on Radian Guaranty while its risk-to-capital ratio remained at elevated levels. The franchise value of our mortgage insurance business would likely be significantly diminished if Radian Guaranty was prohibited from writing new business or restricted in the amount of new business it could write in one or more states.

As a result of the significant losses we experienced in our mortgage insurance business during the last four years and despite significant capital contributions to this business, Radian Guaranty’s risk-to-capital ratio has increased from 8.1 to 1 at December 31, 2006 to an estimated 21.4 to 1 at September 30, 2011. Based on our current projections, which are based on various assumptions that are subject to inherent uncertainty and require judgment by management, Radian Guaranty’s risk-to-capital ratio is expected to continue to increase and, absent any future capital contributions from our holding company, exceed 25 to 1 in the near term. The ultimate amount of losses and the timing of these losses will depend in part on general economic conditions and other factors, including the health of credit markets, home prices and unemployment rates, all of which are difficult to predict and beyond our control. In addition, establishing loss reserves in our businesses requires significant judgment by management with respect to the likelihood, magnitude and timing of anticipated losses. This judgment has been made more difficult in the current period of prolonged economic uncertainly, and the models and estimates we use to establish loss reserves may prove to be inaccurate. If the actual losses we ultimately realize are in excess of the loss estimates we use in establishing loss reserves, we may be required to take unexpected charges to income, which could hurt our capital position and increase Radian Guaranty’s risk-to-capital position.

Radian Guaranty’s risk-to-capital position also is dependent on the performance of our financial guaranty portfolio. During the third quarter of 2008, we contributed our ownership interest in Radian Asset Assurance to Radian Guaranty. While this reorganization provided Radian Guaranty with substantial regulatory capital and dividends, it also makes the capital adequacy of our mortgage insurance business dependent, to a significant degree, on the performance of our financial guaranty business. If the performance of our financial guaranty portfolio deteriorates materially, including if we are required to establish one or more significant statutory reserves as a result of defaults on obligations that we insure, or if we make net commutation payments to terminate insured obligations in excess of the then posted statutory reserves for such obligations, the regulatory capital of Radian Guaranty also would be negatively impacted. Any decrease in the capital support derived from our financial guaranty business could, therefore, increase the risk-to-capital ratio of Radian Guaranty and negatively impact its ability to remain in compliance with the Statutory RBC Requirements.

We actively manage Radian Guaranty’s risk-to-capital position in various ways, including: (1) through reinsurance arrangements with our subsidiaries, (2) by seeking opportunities to reduce our risk exposure through commutations or other negotiated transactions, and (3) by contributing additional capital from our holding company to our mortgage insurance operations. Our holding company currently has unrestricted cash and liquid investments of approximately $600 million, which may be used to further support Radian Guaranty's risk-to-capital position. Depending on the extent of our future losses, the amount of capital contributions required for Radian Guaranty to remain in compliance with the Statutory RBC Requirements could be substantial and could exceed amounts maintained at our holding company.

Our ability to continue to manage Radian Guaranty’s risk-to-capital through reinsurance may be limited. Our existing inter-company reinsurance arrangements are conducted through affiliated insurance subsidiaries, and therefore, remain subject to regulation by state insurance regulators who could decide to limit, or require the termination of, such arrangements. In addition, certain of these affiliated reinsurance companies currently are operating at or near minimal capital levels and have required, and may continue to require, additional capital contributions from our holding company in the future. One of these affiliated insurance companies, which provides reinsurance to Radian Guaranty for coverage on loans in excess of 25%, is a sister company of Radian Guaranty, and therefore, most of any contributions to this insurer would not be consolidated with Radian Guaranty’s capital for purposes of calculating Radian Guaranty’s risk-to-capital position. In the recent past, Fannie Mae has proposed amendments to its mortgage insurance eligibility guidelines which, if implemented without revision or a waiver for existing arrangements, may prohibit the use of certain of our inter-company reinsurance arrangements. If we are limited in, or prohibited from, using inter-company reinsurance arrangements to manage Radian Guaranty’s risk-to-capital level, it would adversely impact Radian Guaranty’s risk-to-capital position.

In order to maximize our financial flexibility, we have applied for waivers or similar relief for Radian Guaranty in each of the RBC States. For the past several years, we, along with others in our industry, have pursued regulatory changes or relief in the RBC States, primarily through new legislation or other means by which the insurance regulator in these states is granted discretionary authority to waive the Statutory RBC Requirement. As a result of these efforts, we now believe that all of the RBC States other than New York have the flexibility to permit a waiver of their Statutory RBC Requirements. To date, Radian Guaranty has been granted future relief from two states – Illinois has granted a waiver that expires December 31, 2012 and Kentucky has informed us that it would not take action in the event Radian Guaranty’s risk-to-capital ratio exceeded 25 to 1. The state of Kansas has not granted waivers to any mortgage insurance companies at this time, including Radian Guaranty. We are actively pursuing waivers in the remaining 12 RBC States. There can be no assurance: (1) that Radian Guaranty will be granted a waiver in any of the remaining RBC States; (2) that if a waiver is granted, such regulator will not revoke or terminate the waiver, which the regulator generally has the authority to do at any time; or (3) regarding what, if any, requirements may be imposed as a condition to such waivers, and whether we would be able to comply with any such conditions.

In addition to filing for waivers in the RBC States, we are also preparing our wholly-owned subsidiary, Radian Mortgage Assurance (a sister company of Radian Guaranty formerly named Amerin Corporation) to write new first-lien mortgage insurance business. If necessary, we may use Radian Mortgage Assurance to write mortgage insurance only in those states that do not permit Radian Guaranty to continue writing insurance while it is out of compliance with Statutory RBC Requirements. We have received approval from the Pennsylvania Department of Insurance to use Radian Mortgage Assurance as a first-lien mortgage insurance provider. In addition, we intend to submit a request to the GSEs to have Radian Mortgage Assurance approved as an eligible mortgage insurer for purposes of writing business in each of the RBC States. As part of this submission, we expect to commit to making an initial capital contribution of $50 million to supplement Radian Mortgage Assurance’s existing $17 million of capital. The GSEs could require a greater level of capitalization for Radian Mortgage Assurance and/or a capital contribution to Radian Guaranty as a condition to their approval, any of which would limit our financial flexibility and could make it more difficult for us to meet our holding company obligations in the future, including future principal payments on our long-term debt.

We cannot provide any assurance as to whether we will obtain waivers in the remaining RBC States or whether the GSEs will approve Radian Mortgage Assurance as an eligible mortgage insurer. As part of our waiver requests in the remaining RBC States and our request to the GSEs, we are required to submit financial projections for Radian Guaranty to the various insurance departments and the GSEs, including projections performed by an independent third party.

One of our competitors, Republic Mortgage Insurance Company (“RMIC”), ceased writing new insurance commitments after the waiver it received from its domiciliary state expired on August 31, 2011; and in October 2011, RMIC went into run-off. Another competitor, PMI Mortgage Insurance Co. (“PMI”) and the subsidiary it established to write new business if PMI was no longer able to do so (“PMAC”), ceased issuing new mortgage insurance commitments effective August 2011 when PMI was placed under the supervision of the insurance department of its domiciliary state. Subsequently, on October 20, 2011, the Superior Court of the State of Arizona issued an order directing the Director of the Arizona Department of Insurance (the “Director”) to take possession and control of the property and business of PMI pending a hearing on various matters that include the appointment of the Director as receiver for PMI. Both Fannie Mae and Freddie Mac suspended RMIC, PMI and PMAC as approved mortgage insurers. We are uncertain how such events, including the actions taken by the GSEs, will impact the status of Radian Guaranty’s waiver requests and the GSE’s approval process for Radian Mortgage Assurance.

Our existing capital resources may not be sufficient to successfully manage Radian Guaranty’s risk-to-capital ratio. If permitted by the RBC States and the GSEs, our ability to use waivers and Radian Mortgage Assurance to allow Radian Guaranty to continue to write business with a risk-to-capital position in excess of the Statutory RBC Requirements will likely be subject to a maximum risk-to-capital ratio and potentially other restrictions, which we may be unable to satisfy. As a result, even if we are successful in implementing this strategy, additional capital contributions could be necessary, which we may not have the ability to provide. Further, regardless of whether the waivers or Radian Mortgage Assurance are available to us, we may choose to use our existing holding company capital to maintain compliance with the Statutory RBC Requirements. Depending on the extent of our future mortgage insurance losses along with other factors, the amount of capital contributions that may be required to maintain compliance with the Statutory RBC Requirements could be significant and could exceed all of our remaining available capital. In the event we contribute a significant amount of our holding company capital to Radian Guaranty, our financial flexibility would be significantly reduced, making it more difficult for us to meet our holding company obligations in the future, including future principal payments on our long-term debt.

Other risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements including the following:

  changes in general economic and political conditions, including high unemployment rates and continued weakness in the U.S. housing and mortgage credit markets, the U.S. economy reentering a recessionary period, a lack of meaningful liquidity in the capital markets or in the credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, each of which may be accelerated or intensified by, among other things, further actual or threatened downgrades of U.S. credit ratings or as a result of Congressional action following the recent decision to increase the U.S. debt ceiling;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of recent developments in the private mortgage insurance industry in which certain of our former competitors have ceased writing new mortgage insurance business and, in some cases, have been placed under supervision or receivership of their insurance regulators;
  catastrophic events or further economic changes in geographic regions, including governments and municipalities, where our mortgage insurance or financial guaranty insurance exposure is more concentrated;
  our ability to successfully execute upon our capital plan for our mortgage insurance business (which depends, in part, on the performance of our financial guaranty portfolio), and if necessary, to obtain additional capital to support our mortgage insurance business and the long-term liquidity needs of our holding company;
  a further reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, the risk retention requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the decrease in housing demand throughout the U.S.;
  our ability to maintain adequate risk-to-capital ratios and surplus requirements in our mortgage insurance business in light of ongoing losses in this business and potential further deterioration in our financial guaranty portfolio which, in the absence of new capital, could depend on our ability to execute strategies for which regulatory and other approvals are required and may not be obtained;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  the ability of our primary insurance customers in our financial guaranty reinsurance business to provide appropriate surveillance and to mitigate losses adequately with respect to our assumed insurance portfolio;
  a more rapid than expected decrease in the level of insurance rescissions and claim denials from the current elevated levels (including as a result of successful challenges to previously rescinded policies or claim denials), which rescissions and denials have materially mitigated our paid losses and resulted in a significant reduction in our loss reserves;
  the negative impact our insurance rescissions and claim denials may have on our relationships with customers and potential customers, including the potential loss of business and the heightened risk of disputes and litigation;
  the need, in the event that we are unsuccessful in defending our rescissions or denials, to increase our loss reserves for, and reassume risk on, rescinded loans and pay additional claims;
  the concentration of our mortgage insurance business among a relatively small number of large customers;
  any disruption in the servicing of mortgages covered by our insurance policies and poor servicer performance;
  changes in severity or frequency of losses associated with certain of our products that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  the performance of our insured portfolio of higher risk loans, such as Alternative-A and subprime loans, and of adjustable rate products, such as adjustable rate mortgages and interest-only mortgages;
  a decrease in persistency rates of our mortgage insurance policies which would reduce our premium income;
  an increase in the risk profile of our existing mortgage insurance portfolio due to the availability of mortgage refinancing to only the most qualified borrowers in the current mortgage and housing market;
  changes in the criteria for assigning credit or similar ratings, further downgrades or threatened downgrades of, or other ratings actions with respect to, our credit ratings or the ratings assigned by the major rating agencies to any of our rated insurance subsidiaries at any time, including the credit ratings of Radian Group Inc. and the financial strength ratings assigned to Radian Guaranty Inc. ("Radian Guaranty");
  heightened competition for our mortgage insurance business from others such as the Federal Housing Administration (the "FHA"), the Veteran's Administration and private mortgage insurers (in particular, the FHA and those private mortgage insurers that have been assigned higher ratings from the major rating agencies or new entrants to the industry that are not burdened by legacy obligations);
  changes in the charters or business practices of, or rules or regulations applicable to, Federal National Mortgage Association ("Fannie Mae") and Freddie Mac, the largest purchasers of mortgage loans that we insure, and our ability to remain an eligible provider to both Fannie Mae and Freddie Mac;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in scope;
  the effect of the Dodd-Frank Act on the financial services industry in general, and on our mortgage insurance and financial guaranty businesses in particular, including whether and to what extent loans with mortgage insurance are considered "qualified residential mortgages" for purposes of the Dodd-Frank Act securitization provisions or "qualified mortgages" for purposes of the ability to repay provisions of the Dodd-Frank Act and potential obligations to post collateral on our existing insured derivatives portfolio;
  the application of existing federal or state consumer, lending, insurance, tax, securities and other applicable laws and regulations, or changes in these laws and regulations or the way they are interpreted; including, without limitation: (i) the outcome of existing, or the possibility of additional, lawsuits or investigations; and (ii) legislative and regulatory changes (a) affecting demand for private mortgage insurance, (b) limiting or restricting our use of (or increasing requirements for) additional capital and the products we may offer, or (c) affecting the form in which we execute credit protection or affecting our existing financial guaranty portfolio;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses or premium deficiencies for our mortgage insurance business, or to estimate accurately the fair value amounts of derivative instruments in our mortgage insurance and financial guaranty businesses in determining gains and losses on these contracts;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments, and our need to reevaluate the possibility of a premium deficiency in our mortgage insurance business on a quarterly basis;
  our ability to realize the tax benefits associated with our gross deferred tax assets, which will depend on our ability to generate sufficient sustainable taxable income in future periods;
  our ability to successfully develop and implement a strategy to utilize the recently acquired Municipal and Infrastructure Assurance Corporation (the "FG Insurance Shell") in the public finance financial guaranty market, which strategy may depend on, among other items, our ability to obtain further necessary regulatory or other approvals, to attract third-party capital and to obtain ratings sufficient to support such a strategy;
  changes in accounting guidance from the Securities and Exchange Commission or the Financial Accounting Standards Board; and
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2010, and in Item 1A of Part II of our Quarterly Reports on Form 10-Q. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we filed this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements made in this report to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz